FOR IMMEDIATE RELEASE

AVP, Inc. Announces 2008
First Quarter Financial Results

LOS ANGELES, May 14, 2008 -- AVP, Inc. (OTC Bulletin Board: AVPI), a lifestyle sports entertainment company focused on professional beach volleyball, today announced financial results for its 2008 first quarter ended March 31, 2008.

First Quarter 2008 Highlights:

•	Hot Winter Nights - The national indoor beach volleyball tour in partnership with Anschutz Entertainment Group (AEG). The inaugural tour schedule included 19 stops throughout the country.

•	Crocs Tour Australia- Five beach volleyball events held in prominent beach locations throughout Australia

For the three months ended March 31, 2008, the Company reported revenue of $1.0 million compared to $0.2 million for the three months ended March 31, 2007, a $0.8 million increase, which resulted primarily from the addition of the Australian Tour.

The net loss for the three months ended March 31, 2008 was $3.0 million, or $0.15 loss per share, as compared to the three months ended March 31, 2007 net loss of $2.1 million, or $0.11 loss per share. The increase in the net loss of $0.9 million was primarily the result of $0.5 million in a third-party service provider accrual and a $0.2 million of non-cash transactions related to share based payments for employee option grants.

AVP's business has been historically seasonal; therefore revenues, gross profits and operating income or loss amounts and percentages for the first and fourth quarters are not representative of our performance. The majority of AVP's revenues are derived from sponsorship and advertising contracts with national and local sponsors. AVP recognizes sponsorship and advertising revenue only during the tour season as the events occur and collections are reasonably assured.

“2008 has started as a very exciting year for the AVP,” said Leonard Armato, Chief Executive Officer of AVP, Inc. “This year, with the introduction of the AVP Crocs Hot Winter Nights Tour, which took place this past winter, we have added 19 additional tour stops in new markets. The AVP has also acquired the rights to the five-stop national tour in Australia, taking our brand and partners international. Both of these tours provide the AVP and partners added opportunities to reach new audiences and grow together.”

“Additionally, at a time when the AVP is moving forward with dynamic initiatives, we are taking the steps necessary to show the continued growth of the company while concurrently creating increased shareholder value. We are pleased to have recently welcomed several new, and highly qualified, directors to our Board who share a vision of sustainable growth and a focus on profitability.”

“We are looking forward to another successful season on the AVP Crocs Tour, our flagship property. This is a big year for beach volleyball with many events taking place this summer including the Olympics and the continuation of the AVP Crocs Tour, that will highlight this tremendous sport. We are excited to share our sport on the national stage with an enhanced national network television presence over the summer in 2008.”

About AVP, Inc
AVP, Inc. is a leading lifestyle sports entertainment company focused on the production, marketing and distribution of professional beach volleyball events worldwide. One of the fastest growing entities in the sports world, the AVP operates two of the industry's most prominent national outdoor touring series, the AVP Pro Beach Volleyball Tour (1983) and the AVP Hot Winter Nights Indoor Tour (launched in 2008). The AVP is set to stage more than 35 events throughout the United States in 2008 and features more than 150 of the top men and women competitors in the sport. At the 2004 Athens Olympics, AVP athletes representing the United States won gold and bronze. The medals were the first won by the U.S. women in professional beach volleyball, and the 2007 World Champions in each gender are AVP athletes. AVP is headquartered in Los Angeles, Calif., and the company’s stock trades under the symbol AVPI on the OTC Bulletin Board. For more information, please visit www.avp.com.

Forward Looking Statements
Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual results might differ materially from those in the forward-looking statements, if we receive less sponsorship and advertising revenue than anticipated, or if attendance is adversely affected by unfavorable weather. Event-related expenses, such as for the stadium, transportation and accommodations, or security might be greater than expected; or marketing or administrative costs might be increased by our hiring, not currently planned, of a particularly qualified prospect. Additional factors have been detailed in the Company’s filings with the Securities and Exchange Commission, including our recent filings on Forms 10-KSB and 10-QSB.

AVP, Inc.
Investor Relations
(310) 426-7177

AVP, INC
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	March 31,	December 31,
	2008	2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,530,182	$2,257,453
Accounts receivable, net of allowance for
doubtful accounts of $150,871 and $149,748	2,420,017	2,008,253
Prepaid expenses	531,625	388,649
Other current assets	54,546	116,393
TOTAL CURRENT ASSETS	6,536,370	4,770,748

PROPERTY AND EQUIPMENT, net	447,474	392,447

OTHER ASSETS	32,562	115,496

TOTAL ASSETS	$7,016,406	$5,278,691

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$1,712,930	$908,020
Accrued expenses	2,348,687	1,663,975
Deferred revenue	3,143,915	101,245
TOTAL CURRENT LIABILITIES	7,205,532	2,673,240

NON-CURRENT LIABILITIES	84,392	96,419

TOTAL LIABILITIES	7,289,924	2,769,659

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)

Preferred stock, 2,000,000 shares authorized:

Series A convertible preferred stock, $.001 par value, 1,000,000 shares authorized,
no shares issued and outstanding	-	-

Series B convertible preferred stock, $.001 par value, 250,000 shares authorized,
44,944 and 47,152 shares issued and outstanding	46	48

Common stock, $.001 par value, 80,000,000 shares authorized,
21,089,626 and 20,490,096 shares issued and outstanding	21,090	20,490

Additional paid-in capital	39,935,262	39,732,837

Accumulated deficit	(40,229,916)	(37,244,343)

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(273,518)	2,509,032

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$7,016,406	$5,278,691

AVP, INC
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2008	2007

REVENUE
Sponsorships/Advertising	$875,520	$-
Other	115,470	169,000
TOTAL REVENUE	990,990	169,000

EVENT COST	1,044,234	52,299
GROSS PROFIT (LOSS)	(53,244)	116,701

OPERATING EXPENSES
Sales and Marketing (1)	1,271,655	875,713
Administrative (2)	1,670,713	1,446,303
TOTAL OPERATING EXPENSES	2,942,368	2,322,016

OPERATING LOSS	(2,995,612)	(2,205,315)

OTHER INCOME (EXPENSE)
Interest income	11,189	56,457
Gain on sale of asset	-	8,449
TOTAL OTHER INCOME	11,189	64,906

LOSS BEFORE INCOME TAXES	(2,984,423)	(2,140,409)

INCOME TAXES	(1,150)	(800)

NET LOSS	$(2,985,573)	$(2,141,209)

Loss per common share:
Basic	$(0.15)	$(0.11)
Diluted	$(0.15)	$(0.11)

Shares used in computing loss per share:
Basic	20,535,159	19,783,309
Diluted	20,535,159	19,783,309

(1) Sales and marketing expenses includes stock based expenses of $18,182 and $72,907 for the three months ended March 31, 2008 and 2007, respectively.

(2) Administrative expenses includes stock based expenses of $203,023 and $21,360 for the three months ended March 31, 2008 and 2007, respectively.